Table of Contents
Exhibit 10.3

     March 21, 2013

Ms. Karen Sammon
[ ***]
[ ***]

Dear Karen:

On behalf of myself and the Board of Directors of PAR Technology Corporation ("PAR"), I  am pleased to offer you to the position of President, ParTech Inc. on the terms set forth below.  Upon execution by you, this letter will constitute your employment offer from PAR regarding your service beginning April 1, 2013, the date at which your employment will be effective (the "Start Date").  This offer and your employment relationship are subject to the terms and conditions of this letter set forth below.

Position
During your employment, you will have the title of  President, ParTech Inc., reporting to the Executive Vice President and Chief Operating Officer,  PAR Technology Corporation.  Your position will be located at PAR's corporate headquarters in New Hartford, New York.  You will be expected to devote your full working time and attention exclusively to the business and interests of PAR and to comply with and be bound by PAR's operating policies, procedures and practices. You may not render services to any other business without prior approval of the Board, nor engage or participate, directly or indirectly, in any business that is competitive in any manner with the business of PAR.

Annual Base Salary
As of the Start Date, you will be compensated at an annualized salary of $275,000 ("Annual Base Salary"), subject to applicable payroll deductions and such federal, state and local taxes and other withholdings as are required by law.  The Annual Base Salary shall be paid in accordance with PAR's standard payroll practices in effect from time to time.

Annual Cash Bonus
While employed hereunder, you will be eligible to receive an "Annual Cash Bonus" in accordance with the terms of PAR's Incentive Compensation Plan ("ICP"). Your annual participation in the 2013 ICP will be up to 25% of your Annual Base Salary and shall be based upon performance against financial targets associated with the Annual Operating Plan ("AOP") and specific business objectives determined by the Board of Directors on an annual basis. After 2013, your ICP target bonus will be up to 50% of your Annual Base Salary. Any Annual Cash Bonus payable to you based on 2013 performance will be pro rata for the period, from your Start Date thru December 31, 2013.

K. Sammon, page 2

Annual Long Term Incentive Plan.
The Board is committed to maintaining an equity-based long term incentive ("LTI") program under the PAR Technology Corporation 2005 Equity Incentive Plan.  The LTI is designed to provide to senior management equity-based incentives tied to long term financial performance goals.  You will be eligible for an LTI grant in 2013 that will be comprised of 12,000 performance shares and 6,000 stock options pursuant to the terms and conditions of the plan when the long term goals and other plan details are finalized.  Full information on this plan will be provided to you under separate cover.

New Hire Long Term Incentive Cash Award
On your Start Date, you will be granted participation in a long term cash award program with a starting value of $100,000, pursuant to the terms and conditions of the PAR LTI  when the long term goals and other plan details are finalized, This award will be converted to phantom performance shares of PAR stock at the fair market value of the stock as of the market close on the date of grant and will cliff vest upon attainment of PAR Long Term Incentive program financial goals at the end of the three year performance period.  When vested, the phantom shares will be valued at the fair market value of the stock as of the market close and the total amount will be paid to you in cash.  Full information on this plan will be provided to you under separate cover.
Benefits
You will be entitled to participate in all employee benefit plans from time to time in effect for PAR employees generally. Your participation shall be subject to the terms of the applicable plan documents, as well as generally applicable policies associated with such benefits, as such plan documents and policies may be amended from time to time.

PAR's current benefit package includes an Employee Choice Plan with options as follows:
•	Health, Dental, and Vision Insurance
•	Supplemental Short-Term Disability Insurance
•	Long-Term Disability Insurance
•	Supplemental Life Insurance
•	Spouse and child/children life insurance
•	Flexible Spending Accounts for Unreimbursable Medical Expenses and Dependent Care

Please be aware that employee-elected benefits are not available to you until the first calendar day of the month following your Start Date.

All full-time employees are eligible for the benefits below effective on the first day of their employment.  They are as follows:
•	New York State Disability Insurance
•	Life Insurance
•	PAR's Wellness Program
•
PAR Technology Corporation Retirement Plan including: a 401(k) – matched by company at 10% of employee contribution, with automatic enrollment at 3% level, and profit sharing with 100% contribution by company at the sole discretion of the Board based on financial results.

•	Paid Holidays (7)

K. Sammon, page 3

Annual Leave and Personal Time Off - Annual Leave (i.e., vacation) will be accrued at the rate of 13.33 hours per month, yielding four weeks Annual Leave per fiscal year. In addition, you will receive four Personal Time Off days per fiscal year. Unused Personal Time Off and Annual Leave may not be carried over to succeeding years.

Your employment with Company will be "at-will."  This means your employment is not for any specific period of time and can be terminated by you at any time for any reason.  Likewise, Company may terminate the employment relationship at any time, with or without cause or advance notice.  In addition, Company reserves the right to modify your position or duties to meet business needs and to use discretion in deciding on appropriate discipline.  Any change to the at-will employment relationship must be by a specific, written agreement signed by you and Chief Executive Officer of PAR Technology Corporation.

Contingencies.  This offer is contingent upon the following:

•	Signing Company's Employment Agreement (See enclosed).
•
Compliance with federal I-9 requirements (please bring suitable documentation with you within your first three days of work verifying your identity and legal authorization to work in the United States).

•	Verification of the information contained in your employment application, including satisfactory references.

•	Successfully passing a pre-employment drug-screening and favorable results from a criminal background check.

•
Written verification from an authorized senior officer of Cbord that there are no non-compete or other agreements or obligations in place which would preclude you from working for ParTech, Inc. in the position herein offered

This offer will remain open for three (3) days from the date of this letter.  To indicate your acceptance of Company's offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me no later than three days from the date of this letter.

We look forward to having you join us.

Sincerely,

Mr. Ronald Casciano
Senior Vice President & CFO

K. Sammon, page 4

I have read this offer letter in its entirety and agree to the terms and conditions of employment.  I understand and agree that my employment with the Company is at-will.

_______________________________________                         _________________________
Karen E. Sammon                                                                             Date

ATTACHMENT A

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this  1st  day of  April 2013    by and between   ParTech, Inc.  (hereinafter referred to as the "Company"), and  Karen Sammon hereinafter referred to as "Employee").

WHEREAS, the Company is a New York corporation engaged in the design, development and implementation of advanced technology computer software system solutions; and

WHEREAS, the parties hereto acknowledge that confidential and proprietary information pertaining to the Company's business may be made available by the Company to the Employee in the course of his or her duties, and

WHEREAS, the Employee may develop in the course of his or her duties, confidential and proprietary information pertaining to the Company's overall business which involved the expenditure of substantial effort and monies by the Company, and

WHEREAS, said confidential and/or proprietary information is valuable to the Company and gives the Company an advantage over competition who do not know or use it.

NOW, THEREFORE, in consideration of the premises aforesaid, and the mutual covenants and agreements contained herein, and for other good and valuable consideration, including continued employment, the receipt of which is hereby acknowledged, the parties covenant and agree as follows:

1.  The Company does hereby employ Employee in the position of President, PTI and Employee does hereby accept such employment and agrees to perform the duties of such position in an efficient, trustworthy, and businesslike manner and upon the terms and conditions expressly set forth in this Agreement.  Employee's duties will  include all of those generally associated with said position and such other duties as the Company's Board of Directors, Officers and management personnel may assign from time to time, all subject to the directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the period of employment.  Employee will at all times during  Employee's employment hereunder to give Employee's full attention and best efforts for the benefit and advantage of the Company and will execute and perform such duties assigned to Employee.

2.  This Agreement shall be effective as of April 1, 2013.    The parties agree and understand that the employment relationship is "AT WILL" and may be terminated by the Company at any time, with or without notice, for any lawful reason, including, but not limited to, for the reasons specified in Paragraphs 5, 6 and 7 herein.  The Employee must provide the Company with at least two (2) weeks notice of termination.

3.  During the period of employment, the Company shall pay to Employee:

a.  a base salary at the annualized rate of $275,000.00, or
b.  an hourly rate of

which shall be paid in accordance with the Company's regular payroll practices in effect from time to time and in accordance with applicable law. The Company at its sole discretion may pay Employee a bonus payment or additional compensation.

4.  During the period of employment, the Employee shall be entitled to participate in all retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company's employees generally in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

5.  Employee agrees that during the period of employment, Employee will devote Employee's time and best efforts to the Company.  Without the prior written authorization of the Company, Employee shall not, directly or indirectly during the period of employment:

a.  Enter into any business, professional or commercial activity which interferes with or impairs Employee's productivity for the
Company; or
b.  Engage in any activity competitive with or adverse to the
Company's business interests or welfare, whether alone, as a partner, or as an officer, director, employee, or more than ten percent (10%) shareholder of any other corporation.

6.  Employee covenants and agrees, that for a period of one (1) year, running consecutively from the beginning of the Employee's last date of employment with the Company (whether the Employee is terminated for any reason or no reason and whether employment is terminated at the option of the Employee or the Company), not to directly or indirectly, for the Employee's own business or for any other business, solicit, hire, recruit, attempt to hire or recruit , or induce the termination of employment of any employee of the Company or solicit, hire, recruit, attempt to hire or recruit any person who has been an employee of the Company within the immediately preceding six (6) months prior to the Employee's last date of employment; or

7.  Employee agrees that during the period of Employee's employment by the Company or thereafter, Employee will not disclose or use at any time any Confidential Information (as defined below) of which the Employee is or becomes aware, except to the extent such disclosure or use is directly related to and required by Employee's job duties for the Company or as authorized in writing by the Company.  Employee will take all reasonably appropriate steps to safeguard Confidential Information in his or her possession and to protect it against disclosure, misuse, espionage, loss, and theft.  The Employee shall deliver to the Company at the termination of the period of employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company, which the Employee may then possess or have under his or her control.  Notwithstanding the foregoing, the Employee may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall make available to the Company and its counsel the documents and other information sought as much in advance of the return date as possible, and shall assist the Company and such counsel in responding to such process.

a.  As used in this Agreement, the term "Confidential Information" means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations, and data obtained by the Employee while employed by the Company concerning (i) the business or affairs of the Company, (ii) products or services, (iii) fees, costs, compensation, and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (viii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Employee in breach of this Agreement) in a form generally available to the public prior to the date the Employee proposes to disclose or use such information.  Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features compromising such information have been published in combination.

b.  As used in this Agreement, the term "Work Product" means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, and all similar or related information (whether patentable or unpatentable, copyrightable, registered as a trademark, reduced to writing, or otherwise) that relates to the Company's actual or anticipated business, research and development, or existing or future products or services and which are conceived, developed or made by Employee (whether or not during usual business hours, whether or not by the use of the facilities of the Company, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the effective date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.  All Work Product that the Employee may have discovered, invented, or originated during his or her employment with the Company prior to the effective date of this Agreement or that he or she may discover, invent or originate during the period of employment shall be the exclusive property of the Company, and Employee hereby assigns all of Employee's right, title and interest in and to such Work Product to the Company, including all intellectual property rights therein. Employee shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company's expense, in obtaining, defending, and enforcing the Company's rights therein.  Employee hereby appoints the Company as his or her attorney-in-fact to execute on his or her behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company's rights to any Work Product.

In the event of a breach or threat of breach by Employee of the provisions of this paragraph, the Company shall have, in addition to any other remedies available to it, the right to injunctive relief enjoining such actions.  The Employee hereby acknowledges that other remedies are inadequate.  In addition, Company shall be reimbursed by Employee for all legal costs incurred by the Company in enforcing the provisions of this paragraph.

It is further agreed that should Employee breach this Agreement, the Company may immediately terminate employee, anything herein to the contrary notwithstanding.

8.  In addition to the rights of termination set forth above, the Company may terminate this Agreement and immediately cancel it by  giving written notice to Employee if the Company believes, in its own and sole judgment, that, the Employee has been involved at any level in industrial sabotage, theft or other acts detrimental to the Company; or the security clearance for the U.S. Government or any agency thereof, at whatever clearance level desired by the Company for the Employee, will never be granted or will not be granted within a reasonable time to allow for Employee to participate in work assigned by the Company.

9.  This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied.  In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply..

10.   Except for violations of  paragraph 6, any dispute arising under, or alleged violation of, this Agreement, and any claim, charge, or cause of action by Employee relating to his employment, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, Title 42 of the United States Code §§ 1981, 1982, 1983 and 1985, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the New York Human Rights Law, the New York Labor Law, and any other statute prohibiting employment discrimination or dealing with employment rights and any contract or tort claim including any claims pursuant to this Agreement, shall be submitted exclusively to arbitration under the Employment Dispute Arbitration rules of the American Arbitration Association.  The arbitration shall be held in the County of Oneida, State of New York.  The arbitrator shall be chosen by the Employment Dispute Arbitration rules of the American Arbitration Association.  The decision of the arbitrator shall be final and binding. In construing or applying this Agreement, the arbitrator's jurisdiction shall be limited to interpretation or application of this Agreement, and the arbitrator shall not have the power to add to, to delete, or modify any provision of this Agreement.  Each party shall bear his/her or its own expenses in arbitration, except that the parties shall share the costs of the arbitrator equally.  The arbitrator is hereby authorized to award attorneys' fees to the prevailing party to the same extent the prevailing party would be entitled to an award of attorneys' fees pursuant to the above enumerated statutes and/or any enforcement provisions contained in those statutes.

11.    Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim regarding any dispute arising under, or alleged violation of, this Agreement and any claim, charge, or cause of action by Employee relating to his employment with the Company.

12.   Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and delivered to the parties at the following addresses, or at such other addresses as the parties may notify each other thereof at any time by certified mail, return receipt requested or overnight courier:

TO:  ParTech, Inc.                                                        TO   Karen Sammon
Attention: Human Resources Dept.                            [***]
8383 Seneca Turnpike                                                       [***]
New Hartford, N.Y.  13413-4991

13. The parties desire that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement is found to be invalid, prohibited, or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provisions shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. To this end, the provisions of this Agreement are declared to be severable.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The parties further agree that: (a) any arbitrator construing or applying this Agreement is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as the arbitrator deems warranted to carry out the intent and agreement as embodied herein to the maximum extent permitted by law; and (b) that this Agreement as so modified by the arbitrator shall be binding upon and enforceable upon the parties.
14.  This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter thereof.

15.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.  Failure or delay on the part of a party to exercise fully any right, remedy, power or privilege under this Agreement shall not operate as a waiver thereof.  Any single or partial exercise of any right, remedy, power, or privilege shall not preclude any other or further exercise of the same or of any right, remedy, power or privilege.  Waiver of any right, remedy, power or privilege with respect to any occurrence shall not be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS THE PROVISIONS OF THE EMPLOYMENT AGREEMENT AND HAS RECEIVED A COPY OF SAME.

PAR Technology Corporation

BY:_____________________________
     Denise C. Milde
Vice President, Human Resources

BY:______________________

Karen E. Sammon

Standard Employment Agreement                                                                                                                                11/18/11